Exhibit 4.1

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN EXEMPTION THEREFROM UNDER THE ACT AND ANY APPLICABLE SECURITIES LAWS.

CONVERTIBLE PROMISSORY NOTE

$3,600,000.00	September 12, 2025

For value received Glucotrack, Inc., a Delaware corporation (the “Company”), promises to pay to or his successors or assigns (“Holder”) the principal sum of US $3,600,0000 with simple interest on the outstanding principal amount at the rate of zero percent (0%) per annum. Interest will commence on the date hereof and will continue on the outstanding principal until paid in full or otherwise converted pursuant to the terms set forth herein. All interest on the outstanding principal will accrue and, unless converted earlier as set forth below, be due and payable on (a) the twelve (12) month anniversary of the date hereof, or (b) the date of closing of a Qualified Financing, as defined herein (the “Maturity Date”). Interest will be computed on the basis of a 365-day year.

1. Cash Purchase Price. This Convertible Promissory Note (the “Note”) is being purchased for a cash purchase price of $3,000,000.

2. Definitions.

(a) “Common Stock” means the Company’s common stock, par value $0.001 per share.

(b) “Floor Price” means $4.871, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events.

(c) “Note Balance” means at any particular time the then outstanding principal balance and any accrued but unpaid interest on this Note.

(d) “Securities Act” means the Securities Act of 1933, as amended.

3. Prepayment; ELOC Repayment; Applicable of Payments.

(a) The Company may prepay this Note at any time without the requirement for consent of the Holder. Upon payment in full of the Note Balance hereunder, this Note must be surrendered to the Company for cancellation.

1 The Floor Price is equal to the closing bid price on the day before the Note is signed.

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(b) Reference is hereby made to the Purchase Agreement dated September 11, 2025 between the Company and Sixth Borough Capital Fund, LP (the “ELOC”). Capitalized terms used but not defined herein have the meanings ascribed to them in the ELOC. The Company agrees that it will pay 100% of the net proceeds (after commission) it receives from sales of Purchase Shares under the ELOC prior to Stockholder Approval to the Holder to repay this Note. The Company agrees that it will pay 50% of the net proceeds (after commissions) it receives from sales of Purchase Shares under the ELOC after Stockholder Approval to the Holder to repay this Note.

4. Conversion.

4.1 Conversion Upon a Qualified Financing. If not sooner repaid, all outstanding principal and accrued but unpaid interest on this Note, as of the close of business on the day immediately preceding the date of the closing of the next issuance and sale of capital stock of the Company, in a single transaction or series of related transactions, to investors resulting in gross proceeds to the Company of at least $5,000,000 (excluding indebtedness converted in such financing) (a “Qualified Financing”), will, at the election of the Holder, be converted into that number of shares of equity securities of the Company sold in the Qualified Financing equal to the number of shares calculated by dividing (X) the Note Balance by (Y) an amount equal to the price per share or other unit of equity securities issued in such Qualified Financing, and otherwise on the same terms as the security issued in the Qualified Financing, provided that the conversion price per share of Common Stock shall not, in any event, be lower than the Floor Price.

4.2 Effect of Conversion. The Company will not issue fractional shares of equity securities but will round the amount of any fractional shares otherwise issuable upon conversion of this Note up to the nearest whole share. Upon conversion of this Note pursuant to this Section 4, the applicable amount of outstanding principal and accrued and unpaid interest of the Note will be converted without any further action by the Holder; provided, however, that the Company will not be obligated to issue certificates evidencing the units of the securities issuable upon such conversion unless such Note is either delivered to the Company or its transfer agent, or the Holder notifies the Company or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify it from any loss incurred by it in connection with such Note. The Company will, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver at such office to such Holder of such Note, a certificate or certificates for the securities to which the Holder will be entitled and a check payable to the Holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of the securities, as determined by the Company. The person or persons entitled to receive securities issuable upon such conversion will be treated for all purposes as the record holder or holders of such securities on such date. Any conversion effected in accordance with this Section 4 will be binding upon the Holder hereof.

5. Events of Default. Each of the following will be deemed to constitute an “Event of Default” hereunder:

(a) Failure to Pay. The Company fails to pay the Note Balance on the Maturity Date;

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(b) Voluntary Bankruptcy or Insolvency Proceedings. The Company (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, or voluntarily terminate operations, (ii) makes a general assignment for the benefit of any of its creditors, (iii) is dissolved or liquidated in full or in part, (iv) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, (v) admits in writing its inability to pay debts as the debts become due, or (vi) takes any action for the purpose of effecting any of the foregoing;

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect are commenced and an order for relief entered, or such case or proceeding is not dismissed or discharged within 20 days of commencement;

(d) Performance under Note. The Company defaults in the due observance or performance of any covenant, representation, warranty, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof, and such default is not remedied or waived within 30 calendar days after the Company receives written notice of such default;

6. Remedies. Upon the occurrence of an Event of Default, at the option and upon the written declaration of the Holder (or automatically without such declaration if an Event of Default set forth in Section 5(c) occurs), the entire Note Balance will, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and such Holder may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under this Note and exercise any and all other remedies granted to it at law, in equity or otherwise.

7. Governing Law. The terms of this Note are governed by and construed in accordance with the laws of the State of Delaware.

8. Time of Essence. Time is of the essence with respect to all of the Company’s obligations and agreements under this Note.

9. Successor and Assigns. This Note and all provisions, conditions, promises and covenants hereof are binding in accordance with the terms hereof upon the Company, its successors and assigns. The obligations of the Company set forth herein will not be assignable by the Company without Holder’s prior written consent.

10. Collection Expenses. The Company further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees, incurred by the Holder in endeavoring to collect any amounts payable hereunder which are not paid when due.

11. Waiver. The Company hereby waives presentment, protest, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note.

12. Entire Agreement. This Note contains the entire understanding of the Company and the Holder with respect to the subject matter hereof and thereof and expressly supersede any and all prior agreements and understandings among them with respect to such subject matter. All pronouns contained herein, and any variations thereof, are deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

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IN WITNESS WHEREOF, the Company and the Holder have caused this Note to be executed and issued as a sealed instrument as of the date and year first written above.

GLUCOTRACK, INC.

By:
Name:	Paul Goode, PhD
Title:	Chief Executive Officer

HOLDER:

By:
Name:

[Signature Page to Convertible Promissory Note]